EXHIBIT 10.1
FIRST AMENDMENT
to
ERIE INDEMNITY COMPANY
ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2009)
WHEREAS, Erie Indemnity Company (the “Company”) adopted the Erie Indemnity Company Annual Incentive Plan (As Amended and Restated Effective as of January 1, 2009) (the “Plan”) by action of its Board of Directors on February 26, 2009, and the Company’s shareholders approved the Plan at the Annual Meeting of Shareholders in 2009, and
WHEREAS, pursuant to Plan Section 8.03 the Board of Directors reserved authority to amend the Plan, and
WHEREAS, the Board of Directors has determined to amend the Plan to give to the Executive Compensation and Development Committee (the “Committee”) the same discretion to decrease amounts payable under awards granted to the Chief Executive Officer and Executive Vice Presidents as it has with respect to awards granted to other participants,
NOW, THEREFORE, the Plan is amended as follows:
          1. Section 5.04 is amended in its entirety to read as follows:
     Section 5.04. Discretion. The Committee shall have no discretion to increase any Company Incentive Target or Company Incentive Award that would otherwise be due upon attainment of the Company Performance Goals, or otherwise modify any Company Performance Goals associated with a Performance Period; provided, however, that the Committee may in its discretion reduce or eliminate Company Incentive Targets or Company Incentive Awards for a Performance Period.
          2. This amendment is effective January 1, 2010, with respect to awards granted on or after that date.
     IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed as of the 26th day of February 2010.

ERIE INDEMNITY COMPANY
by	/s/ James J. Tanous
James J. Tanous
Executive Vice President, Secretary and General Counsel